                     PURCHASE, WAIVER AND CONSENT AGREEMENT

               This Purchase, Waiver and Consent Agreement (this "Agreement") is entered into as of this 13th day of April, 2000, by and among Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Limited and Gerlach & Co. (each a "MassMutual Entity" and together the "MassMutual Entities"), PlayCore, Inc. (the "Company"), PlayCore Wisconsin, Inc., a wholly-owned subsidiary of the Company ("PlayCore Wisconsin"), and Jasdrew Acquisition Corp., an affiliate of Chartwell Investments II, LLC ("Acquisition Company").

                                    RECITALS

               A. The MassMutual Entities, the Company and PlayCore Wisconsin are parties to those separate Securities Purchase Agreements dated as of March 13, 1997, as amended by Amendment No. 1 thereto dated March 12, 1999 (the "Securities Purchase Agreements"), pursuant to which PlayCore Wisconsin has issued the Notes (as defined in the Securities Purchase Agreements) and the Company has issued the Warrants (as defined in the Securities Purchase Agreements).

               B. The Company and Heartland Industries, Inc. (DE), a wholly-owned subsidiary of PlayCore Wisconsin, have each entered into a Note Guarantee guaranteeing the Notes (the "Guarantees") dated March 13, 1997 and February 16, 1999, respectively.

               C. Acquisition Company, the Company and PlayCore Holdings, Inc. ("Parent") have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which the Company and Acquisition Company have agreed to commence a joint tender offer (the "Offer") for the Company's common stock, par value $.01 (the "Common Stock") at a price of $10.10 per share (the "Offer Price") and, upon consummation of the Offer, Acquisition Company will merge with and into the Company, with the Company being the surviving corporation (the "Merger").

               D. Pursuant to the Merger, each share of Common Stock not tendered in the Offer shall be cancelled in return for an amount equal to the Offer Price, and Parent will become the sole stockholder of the Company.

               E. The consummation of the Offer and the Merger will be deemed a "Change of Control" under the Securities Purchase Agreements, thereby resulting in a breach of a number of provisions thereof and providing certain rights and remedies thereunder to the MassMutual Entities.

               F. The parties hereto have entered into this Agreement to set forth their respective rights and obligations upon the consummation of the Offer and the Merger.

               NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein, the parties agree as follows:

               1. Waiver of Notices. Each of the MassMutual Entities, the Company and PlayCore Wisconsin waive any and all notices required to be provided or received under the Securities Purchase Agreements, the Warrants, the Notes, the Guarantees or any documents entered into in connection therewith (collectively, the "MassMutual Agreements").

               2. Sale of Warrants. The MassMutual Entities, the Company and Acquisition Company agree that, upon the request of Acquisition Company and the satisfaction of the conditions set forth in Section 5 hereof, the MassMutual Entities shall immediately transfer and assign to Acquisition Company (or to the Company if Acquisition Company is not able to consummate the Merger pursuant to
Section 253 of the General Corporation Law of the State of Delaware), and Acquisition Company (or the Company, if applicable) shall purchase, the Warrants for an aggregate purchase price of $6,416,692.52 (determined by multiplying the number of shares for which the Warrants are exercisable by the Offer Price less $0.001 per share). The Company represents and warrants to each of the MassMutual Entities and Acquisition Company that (a) Schedule 1 hereto sets forth the number of shares of Common Stock for which each of the Warrants is exercisable on the date hereof, which number has been accurately determined in accordance with the applicable provisions of the Warrants, and (b) no other adjustments are required under the terms of the Warrants as of the date hereof. The parties agree that the purchase price set forth above represents the "Fair Value" of the Warrants (as defined therein). Each of the MassMutual Entities waives any rights it may have under any anti-dilution provisions set forth in the Warrants relating to the transactions contemplated by the Merger Agreement.

               3. Redemption of Notes. The MassMutual Entities and PlayCore Wisconsin agree that, upon satisfaction of the conditions set forth in Section 5 hereof, and notwithstanding any provision in the MassMutual Agreements (including Section 9.8 of the Securities Purchase Agreements) to the contrary, PlayCore Wisconsin shall promptly redeem the Notes for an amount equal to: (a) the principal amount thereof, plus all accrued but unpaid interest thereon, as of the date of redemption and (b) a pre-payment fee of $500,000.

               4. Consents; Waiver of Rights. Each of the MassMutual Entities consents to the Offer and the Merger and the execution and delivery by the Company and PlayCore Wisconsin of the Merger Agreement, the Credit Agreement dated as of the date hereof by and among PlayCore Wisconsin, the other Credit Parties signatory thereto, the Lenders signatory thereto, General Electric Capital Corporation and Credit Agricole Indosuez, and the Purchase Agreement dated as of the date hereof by and among the Company, PlayCore Wisconsin, the Subsidiaries signatory thereto, GS Mezzanine Partners II, L.P. and GS Mezzanine Partners Offshore II, L.P. (collectively, the "Transaction Documents"). Each of the MassMutual Entities waives any and all rights and remedies it may have under the MassMutual Agreements arising out of or relating to any breach of the MassMutual Agreements caused by the Offer, the Merger, the execution and delivery of any of the Transaction Documents or (so long as the sale of the Warrants and the redemption of the Notes occur in connection therewith) the consummation of any of the transactions contemplated thereby.

               5. Conditions. The purchase of the Warrants and the redemption of the Notes is conditioned upon:

                   a. The first to occur of (x) consummation of the Offer and the purchase by Acquisition Company and/or Parent of all shares of Common Stock tendered thereunder and (y) consummation of the Merger; and

                   b. There being no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting the sale of the Warrants or redemption of the Notes hereunder.

               6. Representations and Warranties of the MassMutual Entities. Each MassMutual Entity hereby represents and warrants, severally and not jointly, to Acquisition Company as follows:

                   a. Ownership of Securities. Except as set forth on Schedule 1 hereto, such MassMutual Entity is the sole registered and beneficial owner of the Warrants and the Notes set forth opposite such MassMutual Entity's name on
Schedule 1 hereto and such Warrants constitute all of the Warrants and the Notes held by such MassMutual Entity.

                   b. Power; Binding Agreement. Such MassMutual Entity has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by such MassMutual Entity and does not and will not violate any other agreement to which such MassMutual Entity is a party or by which it is bound, including, without limitation, any voting agreement, stockholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by such MassMutual Entity and constitutes the valid and binding agreement of such MassMutual Entity, enforceable against such MassMutual Entity in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   c. No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other person is necessary for the execution of this Agreement by such MassMutual Entity and the consummation by such MassMutual Entity of the transactions contemplated hereby, other than any such filing, permit, authorization, consent or approval that have been made or obtained as of the date hereof. None of the execution and delivery of this Agreement by such MassMutual Entity, the consummation by such MassMutual Entity of the transactions contemplated hereby or compliance by such MassMutual Entity with any of the provisions hereof shall (i) conflict with or result in any breach of any applicable organizational documents of such MassMutual Entity, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such MassMutual Entity is a party or by which such MassMutual Entity or any of such MassMutual Entity's properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such MassMutual Entity or any of such MassMutual Entity's properties or assets.

                   d. No Encumbrances. Except pursuant to this Agreement, such MassMutual Entity's Warrants and Notes are, and upon transfer and assignment to Acquisition Company hereunder will be, free and clear of all claims, options, third party rights, liens, hypothecations, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, granted or created by such MassMutual Entity.

               7. Representations and Warranties of Acquisition Company. Acquisition Company hereby represents and warrants to the MassMutual Entities that (a) it is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, (b) that it has been furnished with all information that it has requested for the purpose of evaluating its proposed acquisition of the securities to be purchased by it pursuant hereto and it is not relying upon any representations of the MassMutual Entities other than those set forth herein, and (c) that it will acquire such securities for its own account for investment and not for distribution in any manner that would violate applicable securities laws. The acquisition of such securities by Acquisition Company pursuant to Section 2 hereof shall constitute Acquisition Company's confirmation of the foregoing at the closing.

               8. Release of Liability. Upon consummation of the sale of the Warrants and redemption of the Notes as contemplated by this Agreement, each MassMutual Entity, on its own behalf and on behalf of its predecessors, successors and assigns acknowledges that no obligations or liabilities of the Company, PlayCore Wisconsin or any of their subsidiaries shall be outstanding under or with respect to the Warrants or the Notes. Each of the Company and PlayCore Wisconsin acknowledge and agree that all of the indemnification provisions included in the Securities Purchase Agreements, including without limitation those set forth in sections 21 and 22 thereof, shall remain in full force and effect and survive the sale of the Warrants and redemption of the Notes pursuant hereto. The sale of the Warrants and the redemption of the Notes pursuant hereto shall, upon such sale and redemption, be irrevocable and without recourse against any of the MassMutual Entities, other than for breaches of the MassMutual Entities' representations, warranties and covenants set forth herein. Except as expressly set forth herein, none of the MassMutual Entities makes any warranties or representations, express or implied, with respect to any of the Warrants to be sold pursuant hereto or any of the Notes to be redeemed pursuant hereto.

               9. Termination. This Agreement shall automatically terminate if the Warrants have not been purchased and the Notes have not been redeemed pursuant to this Agreement prior June 30, 2000 (unless extended in writing by the parties hereto).

               10. Miscellaneous.


                   a. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among any of the parties with respect to the subject matter hereof.

                   b. Assignment. This Agreement shall not be assigned without the prior written consent of the other parties hereto and no rights, or any direct or indirect interest herein, shall be transferable hereunder without the prior written consent of the other parties hereto; provided, that, Acquisition Company may assign or transfer its rights hereunder to any other Person that is an Affiliate (as defined in the Securities Purchase Agreements) of Parent, which assignment shall not relieve Acquisition Company of any of its respective obligations hereunder.

                   c. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the parties to this Agreement.

                   d. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier services, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to any of the MassMutual Entities:

                                    At the addresses set forth on Schedule 1 hereto


         If to Acquisition Company:

                                    Chartwell Investments II, LLC
                                    717 Fifth Avenue
                                    23rd Floor
                                    New York, New York 10022
                                    Attention: Michael S. Shein
                                    Telephone: (212) 521-5500
                                    Telecopy:  (212) 521-5533

         with a copy to:            Akin, Gump, Strauss, Hauer
                                      & Feld, L.L.P.
                                    1333 New Hampshire Avenue, N.W.
                                    Suite 400
                                    Washington, D.C. 20036
                                    Attention: Russell W. Parks, Jr.
                                    Telephone: (202) 887-4092
                                    Telecopy:  (202) 887-4288

         If to the Company          PlayCore, Inc.
         or PlayCore Wisconsin:     Riverfront Center, Suite 204
                                    15 West Milwaukee Street
                                    Janesville, WI 53545
                                    Attention: President
                                    Telephone: (608) 741-7183
                                    Telecopy:  (608) 741-7191
         with a copy to:            Foley & Lardner
                                    Firstar Center
                                    777 East Wisconsin Avenue
                                    Milwaukee, WI  53202-5367
                                    Attention: Benjamin F. Garmer, III
                                    Telephone: (414) 297-5675
                                    Telecopy:  (414) 297-4900

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                   e. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                   f. Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

                   g. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                   h. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder or thereunder, and any custom or practice of the parties at variance with the terms hereof or thereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                   i. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                   j. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware or any court of the State of Delaware located in the City of Wilmington in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section j and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Delaware other than for such purposes.

                   k. Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

                   l. Expenses. The Company and PlayCore Wisconsin jointly and severally shall pay all reasonable fees and disbursements incurred by the MassMutual Entities in connection herewith, including without limitation, the reasonable fees, expenses and disbursements of Choate, Hale & Stewart; provided, however, that the Company and PlayCore Wisconsin shall not be liable for any such fees or disbursements in excess of $5,000.

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase, Waiver and Consent Agreement to be duly executed as of the day and year first above written.


MASSACHUSETTS MUTUAL LIFE                                   MASSMUTUAL CORPORATE VALUE
  INSURANCE COMPANY                                          PARTNERS LIMITED

By: David L. Babson and Company                               By: David L. Babson and Company Incorporated,
    Incorporated, as Investment Advisor                           under delegated authority from Massachusetts
                                                                  Mutual Life Insurance Company, as
                                                                  Investment Manager



By: /s/ MICHAEL P. HERMSEN                                   By: /s/ MICHAEL P. HERMSEN
   -----------------------------------------                    --------------------------------------------
   Managing Director                (Title)                     Managing Director                   (Title)






MASSMUTUAL CORPORATE INVESTORS                               MASSMUTUAL PARTICIPATION INVESTORS



By: /s/ MICHAEL P. HERMSEN                                   By: /s/ MICHAEL P. HERMSEN
   -----------------------------------------                    --------------------------------------------
   Vice President                   (Title)                     Vice President                     (Title)

The foregoing is executed on behalf of                       The foregoing is executed on behalf of
MassMutual Corporate Investors, organized under a            MassMutual Participation Investors, organized
Declaration of Trust, dated September 13, 1985, as           under a Declaration of Trust, dated April 7,
amended from time to time.  The obligations of such          1988, as amended from time to time.  The
Trust are not personally binding upon, nor shall resort      obligations of such Trust are not personally
be had to the property of, any of the Trustees,              binding upon, nor shall resort be had to the
shareholders, officers, employees or agents of such          property of, any of the Trustees, shareholders,
Trust, but the Trust's property only shall be bound.         officers, employees or agents of such Trust, but
                                                             the Trust's property only shall be bound.

GERLACH & CO.                                                JASDREW ACQUISITION CORP.



By: /s/                    , Partner                         By: /s/ MICHAEL SHEIN
   -----------------------------------------                    --------------------------------------------
Name: Partner                                                Name: Michael Shein
Title:                                                       Title: Vice President






PLAYCORE, INC.                                               PLAYCORE WISCONSIN, INC.



By: /s/ FREDERIC L. CONTINO                                  By: /s/ FREDERIC L. CONTINO
   -----------------------------------------                    --------------------------------------------
Name: Frederic L. Contino                                    Name: Frederic L. Contino
Title: President                                             Title: Chief Executive Officer

                                   SCHEDULE 1




                                                                         SHARES FOR                 PRINCIPAL
                                                                       WHICH WARRANTS                AMOUNT
                     HOLDER                            WARRANTS       ARE EXERCISABLE   NOTES       OF NOTES
                     ------                           ---------       ---------------   ------     ----------
Massachusetts Mutual Life Insurance Company            No. RW-1            199,689     No. R-1     $3,928,500
Massachusetts Mutual Life Insurance Company            No. RW-2             98,145     No. R-2     $1,931,000
MassMutual Corporate Investors                         No. RW-3            158,845     No. R-3     $3,125,000
MassMutual Participation Investors                     No. RW-4             79,422     No. R-4     $1,562,500
Gerlach & Co.                                          No. RW-5             99,278     No. R-5     $1,953,000


Total Shares for which the Warrants are exercisable is 635,379.

Gerlach & Co. is the record holder of Warrant RW-5 and Note No. R-5 and holds such Warrant and Note as nominee for MassMutual Corporate Value Partners Limited. MassMutual Corporate Value Partners Limited is the beneficial owner of Warrant No. RW-5 and Note No. R-5.

Addresses for each of the MassMutual Entities:

If to a MassMutual Entity (other than Gerlach & Co. or MassMutual Corporate Value Partners Limited):

                           Massachusetts Mutual Life Insurance Company
                           1295 State Street
                           Springfield, MA  01111
                           Attention: Securities Investment Division
                                      Michael P. Hermsen
                           Telephone: (413) 788-8411
                           Telecopy:  (413) 846-5033

If to Gerlach & Co. or MassMutual Corporate Value Partners Limited:

                           Gerlach & Co.
                           c/o CitiCorp Worldwide Securities Services
                           3800 Citibank Center Tampa
                           Tampa, FL 33610
                           Attention:
                                     --------------------------------
                           Telephone:
                                     --------------------------------
                           Telecopy:
                                     --------------------------------

         and               MassMutual Corporate Value Partners Limited
                           c/o Massachusetts Mutual Life Insurance Company 1295 State Street
                           Springfield, MA  01111
                           Attention: Securities Investment Division
                                      Michael P. Hermsen
                           Telephone: (413) 788-8411
                           Telecopy:  (413) 846-5033